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         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.


                                    Sincerely,

                                    ALSTON & BIRD



                                    By: /s/ Steven L. Pottle
                                        ----------------------------------------
                                        Steven L. Pottle, Esq.



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